Exhibit 10.24

EXECUTION COPY
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21st day of October, 2009 by and between OMNICARE, INC., a Delaware corporation (the “Company”) and John L. Workman (“Executive”).

WHEREAS, the Company desires to employ the Executive as Executive Vice President, Chief Financial Officer of the Company; and

WHEREAS, the Company and the Executive desire to enter into the Agreement to set forth the terms of the Executive’s employment by the Company.

THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1 EMPLOYMENT

1.1 Commencing November 18, 2009 (“Effective Date”), the Company shall employ Executive as Executive Vice President, Chief Financial Officer of the Company for the Term of this Agreement set forth in Section 3.1, reporting to the Chief Executive Officer.  Executive shall be assigned such duties with regard to the business of the Company as are generally performed by an executive of the Company serving in such position, and such other duties as may from time to time be assigned to Executive by the Chief Executive Officer consistent with such position.

1.2 Executive agrees to devote his exclusive and full professional time and attention to his duties as an employee of the Company.  In addition, Executive agrees that he shall not render to others any service of any kind for compensation or engage in any other business activity including without limitation any involvement in any business in which Executive has any administrative or operating responsibility; provided, Executive may continue to serve as a member of the board of directors of the company set forth on the Schedule attached hereto or, in lieu of such service, with the prior consent of the Board of Directors of the Company (“Board”) (which consent shall not be unreasonably withheld), the board of directors of one other public or privately-held company, provided that such service with any such companies does not interfere with Executive’s discharge of his duties to the Company and is not competitive with the Company.  If at any time service on any board of directors would, in the discretion of the Board, conflict with Executive’s fiduciary duty to the Company or create any appearance thereof, Executive shall promptly resign from such other board of directors after written notice of the conflict is received from the Board.  Subject to Section 4 hereof, Executive shall not be precluded from devoting reasonable periods of time required to manage his personal investments and participate in professional, educational, philanthropic, or community activities; provided that such activities do not interfere with Executive’s discharge of his duties to the Company.

1.3 Executive shall perform his duties in the Covington, Kentucky metropolitan area but from time to time Executive may be required to travel to other locations in connection with his responsibilities under this Agreement.

SECTION 2 COMPENSATION, BENEFITS AND EXPENSES

2.1 BASE SALARY. During the Term, the Company shall pay to Executive a salary (“Base Salary”) at an annual rate of $675,000, payable in accordance with the regular payroll practices of the Company but not less frequently than monthly. Executive’s Base Salary may be reviewed by the Compensation and Incentive Committee of the Board (the “Compensation Committee”) every 14-15 months, and may be increased at the Compensation Committee’s discretion taking into consideration Executive’s performance, Company performance and general economic conditions.  Notwithstanding the foregoing, Executive’s Base Salary may be decreased in accordance with a uniform reduction in base salaries applicable to all senior executives of the Company; provided that any such decrease is restored in the same manner as such decreases are restored to other senior executives of the Company.  The Base Salary as determined herein from time to time shall constitute Executive’s “Base Salary” for purposes of this Agreement.

2.2 INCENTIVE COMPENSATION. During the Term, Executive shall be eligible to participate in the Company’s Annual Incentive Plan for Senior Executive Officers (or successor plan; “AIP”) and such other bonus and annual incentive compensation plans as may be maintained by the Company for its executives.  Executive shall have the opportunity to earn an annual target bonus of at least 75% of Executive’s Base Salary; provided, Executive’s annual bonus for the 2010 fiscal year shall not be less than a target-level amount.  Executive’s annual bonus (which may be greater or, except for the 2010 fiscal year, less than the target bonus percentage established above) to the extent earned and payable, shall be paid at such time or times as is provided under and otherwise in accordance with the terms of the AIP.  To compensate Executive for certain forfeitures incurred upon terminating employment with his immediately preceding employer and for Executive’s performance during 2009, on the date that 2009 annual bonuses are paid to other senior executives, the Company shall pay to Executive, a lump sum cash award of $625,000 reduced by (or promptly refunded to the Company as a result of subsequent receipt of) the amount of annual bonus paid to Executive by such preceding employer, provided that Executive is employed by the Company on such date (except as provided below).  Executive shall be obligated to inform the Company if he receives such incentive compensation from his prior employer and to reimburse the Company for any duplicative amounts that he receives.

2.3 LONG TERM INCENTIVE COMPENSATION.  During the Term, commencing with annual long term incentive compensation awards granted to senior executives during 2010, Executive shall be eligible to participate in the Company’s 2004 Stock and Incentive Plan or successor plan (“2004 SIP”) and such other long term incentive compensation plans as may be maintained by the Company for its executives, and to receive awards thereunder in such amounts and on such terms as may be from time to time determined by the Compensation Committee; provided, Executive shall be granted a 2010 award under the 2004 SIP having a value of not less than $1,200,000, comprised of restricted stock, stock options or combinations thereof, and having such terms and conditions as determined by the Compensation Committee consistent with awards at such time granted to other senior executives.

(a) SIGN-ON STOCK AWARD.  On the Effective Date the Company shall grant to Executive, pursuant to the 2004 SIP, an award of restricted stock having a face value of $1,000,000, vesting and becoming unrestricted in ten equal installments with an installment so vesting on each of the first ten anniversaries of the Effective Date, provided that Executive is employed on such anniversary for such installment to so vest (“Sign-On Stock Award”).  The Sign-On Stock Award shall have such other terms and conditions as apply under annual restricted stock awards granted to senior executives during 2009.

2.4 BUY-OUT STOCK AWARD.  To compensate Executive for certain forfeitures incurred upon terminating employment with his immediately preceding employer, on the Effective Date the Company shall grant to Executive, pursuant to the 2004 SIP, an award of restricted stock having a face value of $3,000,000, vesting and becoming unrestricted in three equal installments with an installment so vesting on each of the first three anniversaries of the Effective Date, provided that Executive is employed on such anniversary for such installment to so vest (except as provided below) (“Buy-Out Stock Award”).  The Buy-Out Stock Award shall have such other terms and conditions as apply under annual restricted stock awards granted to senior executives during 2009.

2.5 REIMBURSEMENT OF BUSINESS EXPENSES. During the Term, the Company shall reimburse Executive for all authorized, ordinary and necessary business expenses incurred and substantiated by him in accordance with applicable Company policy.  In all events, any reimbursement made to Executive pursuant to this Section 2.5 shall be made not later than the end of the calendar year following the calendar year in which the related expense was incurred.

2.6 EXECUTIVE BENEFITS.  During the Term, Executive shall be entitled to participate in all employee benefit plans of the Company including thrift, profit sharing, medical coverage, education, or other welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of its senior executives in accordance with the terms of such plans and programs; provided, nothing herein shall preclude the Company’s authority to amend or terminate any such plans at any time and from time to time.  Executive shall be entitled to four (4) weeks of vacation each calendar year, pro rated for 2009.

2.7 RABBI TRUST BENEFIT.  Commencing 2010, for each fiscal year (or portion thereof) of Executive’s employment during the Term, the Company shall contribute an amount equal to 8% of Executive’s annual cash compensation for such fiscal year to a rabbi trust under the Company’s Rabbi Trust for Deferred Compensation Arrangements for selected executives (“Rabbi Trust”), a non-qualified deferred compensation plan subject to Section 401(a)(1) of the U.S. Employee Retirement Income Security Act of 1974, as amended, and Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Code”).  Executive’s “cash compensation” for a fiscal year shall be equal to the sum of Executive’s Base Salary paid during such fiscal year and the annual bonus earned and payable (if any) for such fiscal year pursuant to Section 2.2 hereof (notwithstanding that payment of such bonus is expected to occur in the subsequent fiscal year, or occur later in accordance with any applicable deferral election of the Executive), whether such bonus is payable in cash or shares of Company common stock (be it vested or restricted unvested stock).  Each such contribution shall vest and become nonforfeitable in five equal annual installments commencing one year following the last day of the fiscal year for which each such contribution is made and on each anniversary thereof thereafter, provided that Executive is employed on the date such installment is scheduled to so vest (except as provided below), and upon a termination of Executive’s employment all unvested amounts shall be immediately forfeited; provided, Executive shall become fully vested in his Rabbi Trust benefit and all future contributions thereafter upon the attainment of age 65 (or attainment of age 55 with five uninterrupted years of employment with the Company or its subsidiaries).  Anything in this Section 2.7 to the contrary notwithstanding, the Company shall have no obligation to make any such contribution (and it shall not make any such contribution) at any time such contribution (if made) would result in a transfer of property (within the meaning of Section 83 of the Code by operation of Section 409A(b) of the Code); provided that such contribution will be made at such later time, if any, when such contribution would not result in a transfer of property.  Executive’s accumulated contributions under the Rabbi Trust (vested and unvested) shall be entitled to credit of an allocable share of the income and gains, and debits of losses, of the Rabbi Trust from time to time in accordance with the investment performance of the Rabbi Trust assets, which amounts shall be added to, or deducted from, the amount of contributions to which they relate and thereafter shall be treated as contributions for purposes of vesting and distribution to Executive.  Subject to Section 6.14, Executive’s Rabbi Trust benefit, to the extent then vested, shall be paid to Executive six months and one day following Executive’s Separation from Service (defined below) for any reason.  For the avoidance of doubt, all amounts payable to Executive pursuant to his Rabbi Trust benefit shall at all times be only unsecured contractual rights subject to the claims of the Company’s general creditors.

2.8 RELOCATION EXPENSES.  Executive shall be entitled to reimbursement of all reasonable and customary out-of-pocket expenses associated with relocating Executive’s family from Hoover, Alabama, to the Cincinnati, Ohio area, including all closing costs associated with the sale of the residence in Hoover, Alabama (including, but not limited to, real estate commission, survey, title insurance, attorney’s fees); all closing costs associated with the purchase of a residence in the Cincinnati area (including, but not limited to, inspections, attorney fees, survey, title insurance, and mortgage-related fees and expenses such as points, processing fees, underwriting fees, application and appraisal fees); the packing and movement of household goods and vehicles; transportation and hotel and food expenses for Executive and his spouse associated with house-hunting trips to Cincinnati; and reasonable temporary living expenses incurred during transition for up to six months following the Effective Date, and, without limiting the foregoing, in accordance with the Company’s policies and procedures governing relocation of executives.  Executive shall not be entitled to any reimbursement or other payment for any loss incurred on the sale of his residence in Hoover, Alabama.  In addition, within thirty (30) days following the Effective Date, the Company shall pay Executive a cash lump sum in the amount of $100,000 for his miscellaneous and incidental relocation expenses not otherwise covered under the provisions of this Section 2.8 above.  To the extent than any reimbursements under this Section 2.8 (other than the cash lump sum described in the preceding sentence) result in taxable income to Executive, then Executive shall be fully grossed-up for applicable federal, state and local taxes upon such reimbursements.

SECTION 3 TERM; TERMINATION OF EMPLOYMENT

3.1 TERM. The initial term of employment of Executive pursuant to this Agreement shall commence on the Effective Date and shall continue for a period of two years. This Agreement shall be extended automatically by successive one-year periods commencing on the first anniversary of the Effective Date unless prior to such anniversary (and any successive anniversary) either party notifies the other party that this Agreement shall not be so extended for the next additional year period (such initial term and each successive one-year extension thereof being the “Term”).  In the event of a termination of the Agreement hereunder, Executive’s continuing employment thereafter shall be at-will.  Notwithstanding the foregoing, this Agreement and Executive’s employment may be terminated at any time during the Term pursuant to Sections 3.2 through 3.6 hereof.

3.2 TERMINATION FOR CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment, by written notice to Executive, for any of the following causes (a  “Termination for Cause”):

(a) fraud or willful or intentional misrepresentation in connection with the Executive’s performance of his duties hereunder;

(b) the failure by the Executive to substantially perform his duties hereunder;

(c) the failure by the Executive to follow the lawful directives of the Chief Executive Officer and the Board;

(d) willful or intentional conduct by the Executive that is detrimental to the Company’s reputation, goodwill or business operations in any material respect;

(e) breach or threatened breach by the Executive of the restrictive covenants incorporated in Section 4 hereof;

(f) the Executive’s conviction for, or plea of nolo contendere to a charge of commission of, a felony or a violation of federal or state securities laws; or

(g) a material breach of the representations in Section 6.2 hereof.

In no event shall the Executive be considered to have been terminated for “Cause” unless the Company delivers a written notice of termination to the Executive identifying in reasonable detail the acts or omissions constituting “Cause” and the provision of this Agreement relied upon.  In the case where such acts or omissions are not capable of cure, the Executive’s termination will take effect upon his receipt of such notice.  In the case where such acts or omissions are capable of cure, the Executive’s termination will take effect 15 days following his receipt of such notice if such acts or omissions are not cured by Executive by such date, provided the Company may suspend the Executive’s employment or place him on leave of absence pending such cure.  For the avoidance of doubt, mere failure of the Company to achieve earnings goals shall not constitute “Cause.”

Upon any Termination for Cause, all payments, contributions and other benefits to Executive under  Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.
3.3 DISABILITY, ILLNESS OR DEATH. If Executive is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, and such physical or mental disability has continued for 90 days or would be reasonably expected to continue for at least 90 days, then this Agreement and Executive’s employment shall be deemed terminated (“Termination for Disability”). Upon Termination for Disability, Executive shall continue to receive the compensation described in Section 3 hereof for a period of three (3) months after the date of termination reduced by any disability payment to which Executive may be entitled in lieu of such compensation but not by any disability payment for which Executive has privately contracted and paid the premiums.  If Executive should die before the termination of this Agreement, all payments, contributions and benefits to Executive under Section 2 of this Agreement shall terminate upon the date of his death, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.  The benefits provided in this Section 3.3 pursuant to a Termination for Disability shall constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2) -1(b)(4)(iv)(C).

3.4 TERMINATION FOR REASONS OTHER THAN WITH CAUSE. The Company shall have the right to terminate this Agreement and Executive’s employment, other than a Termination for Cause, upon ten (10) days’ written notice to Executive.  If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability), subject to Section 3.8,

(a) Executive shall receive as severance pay continued payment of his Base Salary for eighteen (18) months, such payment to be made in accordance with the Company’s standard payroll practices;

(b) Executive shall receive a pro rata portion of the Executive’s annual AIP bonus under Section 2.2 for the fiscal year in which the Executive’s termination occurs, payable at the time that annual bonuses are paid to other senior executives, determined by multiplying (i) the amount Executive would have received based upon actual performance had employment continued through the end of the fiscal year by (ii) the fraction, the numerator of which is the number of days that Executive was employed by the Company during the fiscal year in which Executive’s termination occurred and the denominator of which is 365 (“Pro Rata Bonus”);

(c) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

(d) To the extent not fully vested, on the date of termination the Buy-Out Stock Award shall become fully vested and unrestricted

(e) To the extent not fully vested, on the date of termination the next installment of the Sign-On Stock Award to vest shall become vested and unrestricted on a pro rata basis determined by dividing the number of days elapsed since the last anniversary of the Effective Date by 365 or 366, as applicable.

(f) To the extent not paid, the 2009 bonus shall be paid when 2009 bonuses are paid to senior executives of the Company; and

(g) Any unvested Rabbi Trust contributions Executive has received or is due under Section 2.7 for the fiscal year in which such termination occurs shall vest immediately upon termination.

(h) In addition, Executive shall be entitled to continued participation for eighteen (18) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under this Section 3.4 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

In the event of a termination of Executive by the Company other than a Termination for Cause under this Section 3.4, Executive acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this Section 3.4.  Subject to Section 3.8 and Section 6.14, the first such severance payment under Section 3.4(a) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs. Executive’s right to receive such severance payments under this Section 3.4 or Section 3.5, as may apply, shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

In the event that (i) the Company, prior to a Change in Control or more than twenty-four (24) months following a Change in Control, shall commit a material breach of this Agreement, (ii) Executive gives written notice to the Company specifying the nature of such breach within thirty (30) days after the occurrence of such material breach, and (iii) the Company shall not have remedied such breach within thirty (30) days after receipt of such notice, Executive shall have the right and option to terminate this Agreement and his employment within ninety (90) days thereafter, which termination shall be treated as a termination other than a Termination for Cause (and other than a Termination for Disability) under Section 3.5(a).

Except as provided in Section 3.5 below, this Section 3.4 shall govern the payment of severance for any termination by the Company other than for Cause (and other than a Termination for Disability) that occurs prior to a Change in Control or after the twenty-four (24) month period following the occurrence of a Change in Control.

3.5 TERMINATION UPON OR FOLLOWING A CHANGE IN CONTROL.

(a) The Company shall have the right to terminate this Agreement and Executive’s employment in the event of or following a Change in Control (as defined in the 2004 SIP as in effect on the date such Change in Control event occurs) of the Company.  If the Company terminates this Agreement and Executive’s employment other than a Termination for Cause (and other than a Termination for Disability) at any time upon or during the twenty-four (24) month period following the occurrence of a Change in Control, subject to Section 3.8.  This Section 3.5 shall also apply to a termination by the Company other than for Cause within three (3) months before the occurrence of a Change in Control at the request of a third party (directly or indirectly) that consummates such Change in Control.

(i) Executive shall receive as severance pay a cash lump equal to (A) two (2) multiplied by (B) the sum of (x) Executive’s Base Salary plus (y) the greatest of (1) Executive’s annual bonus amount earned for the fiscal year immediately preceding the fiscal year in which such termination occurs, or (2) Executive’s target bonus amount set forth in Section 2.2 for the year in which such termination occurs or (3) an annual bonus amount determined in accordance with Section 2.2 for the year in which such termination occurs based on an annualization of the actual attainment of applicable performance goals for such fiscal year through the date of termination.  Anything in the foregoing to the contrary notwithstanding, if the Change in Control is not also a “change in control event” (as defined in Treasury Regulation §1.409A-3(i)(5)), the severance pay described in this subsection (i) will be paid in accordance with the Company’s standard payroll practices in the same manner as under Section 3.4(a).

(ii) Executive shall receive a Pro Rata Bonus;

(iii) Executive shall receive any unpaid annual bonus earned in accordance with the terms of the AIP with respect to any fiscal year ending on or preceding the date of termination, payable when annual bonuses are paid to senior executives for such year;

(iv) to the extent not fully vested, on the date of termination the Buy-Out  and Sign-On Stock Award shall become fully vested and unrestricted;

(v) to the extent not paid, the 2009 Bonus shall be paid when 2009 bonuses are paid to senior executives of the Company; and

(vi) any unvested Rabbi Trust contributions Executive has received or is due under Section 2.7 for the fiscal year in which such termination occurs shall vest immediately upon termination.

(vii) In addition, Executive shall be entitled to continued participation for twenty-four (24) months in the Company’s medical, dental and vision welfare benefit plans which cover Executive (and his eligible dependents) upon the same terms and conditions in effect for active employees of the Company subject to Executive’s continued co-payment of premiums for such coverage, to the extent that the terms of such plans permit Executive’s continued participation during such period; provided, in the event Executive obtains other employment that offers substantially similar or more favorable benefits, determined on a benefit-by-benefit and coverage-by-coverage basis, such continuation of benefits by the Company shall immediately cease.  The continuation of medical, dental and vision benefits under this Section 3.5 shall be conterminous with, and reduce the period of coverage and count against, Executive’s right to healthcare continuation benefits under COBRA.  If the Company cannot provide such coverage to Executive, it shall pay him the applicable COBRA premium each month as if coverage were being provided for such period of time when the coverage cannot be so provided.

In the event of a termination of Executive by the Company other than a Termination for Cause upon or during the twenty-four (24) month period following the occurrence of a Change in Control, Executive acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this Section 3.5 or in Section 3.7. Subject to Section 3.8 and Section 6.14, the severance payment under Section 3.5(a)(i) shall be made not later than thirty (30) days after Executive’s Separation from Service occurs.

(b) In the event that the Company, upon or during the twenty-four (24) month period  following a Change in Control, shall commit a material breach of its obligations under this Agreement, Executive gives notice to the Company from Executive specifying the nature of such breach within thirty (30) days after the occurrence of such material breach, and the Company shall not have remedied such breach within thirty (30) days after receipt of such notice, Executive shall have the right and option to terminate this Agreement and his employment within ninety (90) days thereafter, which termination shall be treated as a termination other than a Termination for Cause (and other than a Termination for Disability) under Section 3.5(a).   For purposes of this Section 3.5(b), a “material breach of its obligations” by the Company shall mean : (i) the assignment to Executive of any duties inconsistent with his position, authority or responsibilities as contemplated by Section 1.1 hereof, or any action by the Company that results in a diminution in such position, authority or responsibilities (excluding for these purposes an isolated and insubstantial action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive); (ii) any requirement that Executive report to any person other than the Chief Executive Officer or the Board of Directors of the Company; (iii) any failure by the Company to comply with the compensation and benefits provisions of Section 2 hereof; and (iv) the relocation of the Company’s principal executive offices to a location more than 30 miles from its current location in Covington, Kentucky.

3.6 VOLUNTARY TERMINATION. Executive may voluntarily terminate the Term and Executive’s employment hereunder (other than as provided under Section 3.5(b)) by giving the Company 60 days advance written notice of such termination.  In the event Executive voluntarily terminates his employment for any reason during the Term (other than as provided under Section 3.5(b)), all payments to Executive under Section 2 shall cease, with the exception of reimbursement of authorized, ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.

3.7 PARACHUTE TAX INDEMNITY.

(a) If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive’s benefit (whether paid or payable or distributed or distributable hereunder or otherwise, including, without limitation, in connection with a change in control of the Company, but determined without regard to any additional payments required under this Section 3.7) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Any such Gross-Up Payment shall be made as soon as reasonably practicable following such determination and in all events not later than the end of Executive’s taxable year following Executive’s taxable year in which the tax was remitted.

(b) All determinations required to be made under this Section 3.7, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm as shall be designated jointly by Executive and the Company (the “Accounting Firm”), which shall be permitted to designate an independent counsel to advise it for this purpose.  The Accounting Firm shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm and its legal counsel shall be paid by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 3.7, shall be paid by the Company to Executive (or to the Internal Revenue Service on Executive’s behalf) within five days of the receipt of the Accounting Firm’s determination.  All determinations made by the Accounting Firm shall be binding upon the Company and Executive.  If as a result of the uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that an Excise Tax is due that was not included in the Accounting Firm’s calculation of the Gross-Up Payments (an “Underpayment”).  In the event that the Company exhausts its remedies pursuant to this Section 3.7 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service on Executive’s behalf).

(c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense.  Without limiting the foregoing provisions of this Section 3.7, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.  Any payment, indemnification or reimbursement made to Executive pursuant to this Section 3.7 shall be made as soon as reasonably practicable following the date the related cost or expense was incurred or tax was remitted, as the case may be, and in all events not later than the end of Executive’s taxable year following Executive’s taxable year in which the cost or expense was incurred or tax was remitted, as the case may be.

(d) If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 3.7, Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after Executive’s receipt of an amount advanced by the Company pursuant to this Section 3.7, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

3.8 RELEASE; COMPLIANCE WITH COVENANTS; RESIGNATIONS.  Any payments or benefits made or provided pursuant to Section 3.4 or Section 3.5 hereof are subject to Executive’s:

(a) Compliance with the provisions of Section 4 hereof, other than inadvertent, immaterial violations of such provisions that are cured promptly upon written notice of such violation delivered to Executive by the Company;

(b) Delivery to the Company of an executed general release of all claims against the Company (other than claims to enforce the provisions of Section 3.4, Section 3.5 or Section 6, and claims for earned vested amounts under any employee benefit plan and other claims that cannot by law be waived) within 30 days after Executive’s termination date in accordance with the Company’s usual form of release of claims then in use for executive separations; and

(c) Delivery to the Company of a resignation from all offices, directorships and fiduciary positions with the Company, its affiliates and employee benefit plans.

Notwithstanding the due date of any post-employment payments, any amounts due following a termination under this Agreement shall not be due until after the expiration of any revocation period applicable to the general release, that Executive has not revoked, and any such amounts then due shall be paid (or commence being paid) to Executive within forty-five (45) days after the date of termination or such later date as may be required under Section 409A.  In the event that the Executive dies before all payments pursuant to Section 3.4, Section 3.5 or Section 3.7 have been paid, all remaining payments shall be made to the beneficiary specifically designated by the Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to the personal representative of his estate.

SECTION 4 SECTION 4.  RESTRICTIVE COVENANTS

4.1 Nondisclosure of Confidential Information.

(a) Executive acknowledges that during the course of Executive’s employment with the Company, Executive has had or will have access to, and knowledge of, certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Executive hereby agrees and acknowledges that the Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Executive's employment with the Company, the Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Executive's duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  The Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person.  The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any reason and will not retain any copies thereof except that Executive may retain copies of his own employment information relating to the terms, conditions, benefits and performance of his employment pursuant to this Employment Agreement.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to any member of the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s businesses and services, Executive information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that any member of the Company advises the Executive should be treated as confidential information.  Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company or which is or becomes publicly available through no fault of Executive.

(b) The Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Executive have any ownership interest therein.  In that connection, the Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Executive may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Executive agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.  The Executive agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

4.2 Noninterference with Clients or Executives.  The Executive agrees that, during the period of Executive's employment with the Company and for a period of  eighteen (18) months from the date of termination of employment for any reason, whether voluntary or involuntary (the “Restricted Period”), the Executive shall not, on the Executive's own behalf or on behalf of any other person or entity, solicit or in any manner influence or encourage any current or prospective client, customer, Executive or other person or entity that has a business relationship with the Company, to terminate or limit in any way their relationship with the Company, or interfere in any way with such relationship, and/or (b) solicit or in any manner influence or discourage any prospective client or customer that was contacted by the Company within the twelve-month period preceding Executive’s date of termination from entering into a business relationship with the Company.

4.3 Noncompetition.  The Executive agrees that, during the Restricted Period, the Executive shall neither directly nor indirectly, engage or hold an interest in any business engaged in the Business in those geographic areas in which the Company conducts the Business, nor directly or indirectly, have any interest in, own, manage, operate, control, be connected with as a stockholder (other than as a stockholder of less than five percent (5%) of the issued and outstanding stock of a publicly held corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage or invest or participate in the Business in those geographic areas in which the Company or its subsidiaries engage in the Business.  For purposes of this Agreement, "Business" shall mean (i) the distribution of pharmaceuticals, related pharmacy consulting, data management services and medical supplies to nursing homes and long-term care facilities, (ii) provision of comprehensive product development and research services to companies in the pharmaceutical, biotechnology, medical device and diagnostics industries and (iii) any other business in which the Company or its subsidiaries are engaged in during the Restricted Period.

4.4 Enforcement.  The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company.  The Executive further acknowledges that if he breaches any provision of this Section 4, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  In addition, the Executive further acknowledges that if he breaches any provision of this Section 4 following his termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments due under this Agreement, but Executive shall not forfeit payment of earned wages as defined by applicable law.  If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof).  For purposes of the restrictions of this Section 4, references to the “Company” include reference to its subsidiaries.

SECTION 5 INDEMNIFICATION

The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law.  The Company shall cover Executive under any contract of directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment to the same extent as the Company covers its other officers and directors.

SECTION 6 MISCELLANEOUS PROVISIONS

6.1 ASSIGNMENT AND SUCCESSORS.  The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company.  Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

6.2 REPRESENTATIONS OF EXECUTIVE.  The Executive represents and warrants that his entering into this Agreement and his employment with the Company will not be in breach of any agreement with any current or former employer and that he is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Executive understands that the Company has relied on this representation in entering into this Agreement.

6.3 NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Omnicare, Inc.
100 East RiverCenter Boulevard
Covington, Kentucky 41011
ATT:  President and Chief Executive Officer

If to Executive to his last known address shown on the payroll records of the Company

6.4 SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

6.5 COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

6.6 AMENDMENT AND WAIVER. This Agreement may be modified, amended or  waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach,  whether similar or dissimilar in nature.

6.7 APPLICABLE LAW.  This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Delaware.

6.8 CONSENT TO JURISDICTION. The parties hereby (a) agree that any  suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Kenton County, Kentucky, (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon him or it by registered mail to the address referred to in Section 6.2 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 6.2 hereof and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon him or it according to the law governing such service in the State of Kentucky, and waives all claims of error by reason of any such service.

6.9 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.10 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

6.11 NON-WAIVER OF RIGHTS AND BREACHES. No failure or delay of any  party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

6.12 NO MITIGATION OR OFFSET. Except as provided in Sections 3.4(h) and 3.5(a)(vii) relating to future benefit eligibility, Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 3 hereof, and no such severance benefit shall be reduced on account of any compensation received by Executive from the Company or any other employment. The Company’s obligations to Executive hereunder, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of Executive to the Company.

6.13 SURVIVAL.  The provisions of Section 4 shall survive the termination the Agreement (and any concurrent or subsequent termination of Executive’s employment).  The provisions of Section 3 shall survive any termination of the Executive’s employment during the Term of the Agreement.

6.14 SUPERSEDING AGREEMENT.  In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control to the extent such terms are more favorable to the Executive; provided that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

6.15  SECTION 409A.

Anything in this Agreement to the contrary notwithstanding:

(a) It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Executive’s Separation from Service, then any payment or benefit pursuant to Sections 3.4(a) or 3.5(a)(i) or pursuant to any other provision of this Agreement on account of Executive’s Separation from Service, to the extent such payment (after taking into account all exclusions applicable to such payment under Code Section 409A) is properly treated as deferred compensation subject to Code Section 409A, shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence, plus interest thereon, compounded monthly, at an annual rate equal to the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the Delayed Payment Date. For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the highest interest rate, as of the first day of the month in which the Separation from Service occurs, payable by the Company on its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which the Company could then borrow from its primary bank lender) plus 100 basis points.

6.16 DRUG SCREEN.  This Agreement is contingent upon the Executive’s successful completion of a pre-employment drug screen.  In the event that, for any reason, such drug screen shall not be successfully completed, this Agreement shall be null and void and the Company and the Executive shall have no obligations hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

OMNICARE, INC.

By:	/s/ Joel F. Gemunder
Joel F. Gemunder, President and Chief Executive Officer

/s/ John L. Workman
John L. Workman